Exhibit 8.1

List of Subsidiaries

Subsidiary*	Jurisdiction of Incorporation	Name Under Which the Subsidiary Does Business
Cementos Selva S.A.C.	Perú
Distribuidora Norte Pacasmayo S.R.L.	Perú	Dino
Dinoselva Iquitos S.A.C.	Perú	Dino Selva
Empresa de Transmisión Guadalupe S.A.C.	Perú
Salmueras Sudamericanas S.A.	Perú
Acuícola Los Paiches S.A.C.	Perú
Soluciones Takay S.A.C.	Perú
150Krea	United States
Corporación Materiales Piura S.A.C	Perú
Soluciones Crealo 150 S.A.C.	Perú

*	All subsidiaries are wholly owned, directly or indirectly, by Cementos Pacasmayo S.A.A.